Filed Pursuant to Rule 424(b)(2)
Registration No. 333-114324

4,840,421 Shares

Cray Inc.

Common Stock

     The selling shareholders are offering and selling up to 4,840,421 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders’ possible methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution” on page 5.

     Our common stock is traded on the Nasdaq National Market under the symbol “CRAY.” On May 21, 2004, the closing price for our common stock was $7.40 per share.

     The shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Factors that Could Affect Future Results” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, and in our future filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 21, 2004.

     You should rely only on the information contained or incorporated by reference into this prospectus or any related prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. We are not, and the selling shareholders are not, making an offer of the shares of common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

OUR BUSINESS

     We design, develop, market and service high performance computer systems, commonly known as supercomputers. These systems provide capability and capacity far beyond typical mainframe computer systems and address the world’s most challenging computing problems for government, industry and academia.

     We were incorporated under the laws of the State of Washington in December 1987. Our headquarters offices are located at 411 First Avenue South, Suite 600, Seattle, Washington, 98104-2860, our telephone number is (206) 701-2000 and our web site address is: www.cray.com. The contents of our web site are not part of this prospectus, and the reference to our web site does not constitute incorporation by reference into this prospectus of the information contained at that site.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks and uncertainties are described in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, under the caption “Factors That Could Affect Future Results” and from time to time in future reports that we will file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

     We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

SELLING SHAREHOLDERS

     On April 1, 2004, we acquired OctigaBay Systems Corporation, or OctigaBay, through a wholly-owned subsidiary. As a result of the acquisition:

•	we issued 7,560,885 shares of our common stock to certain shareholders of OctigaBay in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof; and

•	our wholly-owned Nova Scotia subsidiary issued 4,840,421 shares that are exchangeable into an equivalent number of shares of our common stock to certain other shareholders of OctigaBay in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof. We refer to these securities as “Exchangeable Shares.”

     The offer and sale of the shares of our common stock upon the exchange of the Exchangeable Shares will be made in reliance on Regulation S or Regulation D under the Securities Act and, consequently, such shares will be deemed to be restricted securities within the meaning of the Securities Act. As a partial inducement to the OctigaBay shareholders to approve our proposal to acquire their company, we agreed to file a registration statement on Form S-3, of which this prospectus forms a part, to register the resale of shares of our common stock issuable to the holders of the Exchangeable Shares upon the exchange thereof. We have agreed with the selling shareholders to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.

     As of May 21, 2004, the selling shareholders beneficially owned an aggregate of 348,575 shares of our common stock and an aggregate of 4,840,421 Exchangeable Shares, which includes any transferee, donee, devisee, pledgee or distributee of any selling shareholder. All of the shares covered by this prospectus are being sold for the account of the selling shareholders. If all shares covered by this prospectus are sold, we have been advised that the selling shareholders will not hold any shares of our common stock, except for the 348,575 shares they currently hold and shares issued in connection with the exercise of options exercisable for shares of our common stock assumed by us in the acquisition transaction or subsequently granted to them by us. The shares covered by this prospectus include only the shares of common stock issuable to the selling shareholders upon exchange of the Exchangeable Shares.

			Ownership After Offering
			If All Shares Offered
	Shares Owned		Hereby Are Sold
	Prior To Offering	Shares Being
Selling Shareholder	Offering	Offered	Shares	Percent(1)
Magellan Angel Partners (2)	132,173	3,263,562	132,173	*
Pat Ogmundson	58,073	259,616	58,073	*
Susan Wong	43,554	263,246	43,554	*
Josef Roehrl	31,957	150,685	31,957	*
David Londry	46,458	132,560	46,458	*
Alison Ferguson	0	190,633	0	0
Amar Sanmugasunderam	36,360	145,182	36,360	*
Ron Westfall	0	190,633	0	0
Angela Tzanadamis	0	50,400	0	0
William Barrable	0	25,200	0	0
Floyd Hill	0	50,400	0	0
Alida Ali	0	59,017	0	0
Coleco Inc.(3)	0	59,017	0	0
Jose Rabasso	0	270	0	0

*	Less than 1% of the issued and outstanding shares of May 21, 2004.

(1)	Based on 80,924,506 shares outstanding on May 21, 2004.

(2)	Each of John Seminerio, Paul Terry and Adam Lorant has voting and dispositive powers with respect to be sold by Magellan Angel Partners.

(3)	Irfhan Rajani has voting and dispositive powers with respect to the shares to be sold by Colelco Inc.

     No selling shareholder has had any material relationship with us or any of our affiliates within the past three years, nor has any right with respect to the nomination or election of our directors or those of our affiliates.

PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholders. The selling shareholders and their pledgees, donees, transferees or other successors-in-interest may sell the shares directly or through agents, broker-dealers, or underwriters, in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of sale, or at negotiated prices. In addition, the shares may be sold by one or more of the following methods:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker solicits purchases;

•	privately negotiated transactions; or

•	any combination of these methods of sale.

     Such sales may be effected in transactions on any national securities exchange, U.S. inter-dealer quotation system or registered national securities association on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or “at the market” to or through market makers or into an existing market for the shares. The selling shareholders also may sell our common stock short and deliver the shares offered hereby to close out such short positions.

     The selling shareholders also may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any such derivative transactions, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by a selling shareholder or borrowed from a selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus constitutes a part.

     Some or all of the common stock covered by this prospectus may be sold to or through an agent, broker-dealer or underwriter. Any shares sold in that manner will be acquired by the agent, broker-dealer or underwriter for its own account and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times. Some of the agents, broker-dealers or underwriters and their associates may be customers of, engage in transactions with and perform services for us or the selling shareholders in the ordinary course of business. The specific number of shares of common stock to be sold in this manner and the purchase price, public offering price, names of any agent, broker-dealer or underwriter, any applicable commission or discount and other terms constituting compensation from the selling shareholder, and any other material information with respect to a particular offering will be set forth in a prospectus supplement or post-effective amendment to the registration statement of which this prospectus constitutes a part.

     We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the selling shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     Regulation M under the Exchange Act provides that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. The foregoing may affect the marketability of our common stock.

     The selling shareholders may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act.

     In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any of the selling shareholders qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act.

     In addition to selling its shares under this prospectus, the selling shareholders may:

•	agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade,

special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, or a post-effective amendment to the registration statement of which this prospectus constitutes a part, that discloses the material terms of the transaction.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our restated articles of incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our restated bylaws provide that we will indemnify our directors and, by action of the board of directors, may indemnify our officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by our directors, officers, employees or agents without authorization of the board of directors.

     We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons is against public policy as expressed in the Securities Act of 1933 and is not enforceable.

LEGAL MATTERS

     The validity of the common stock being offered will be passed upon by Kenneth W. Johnson, our Vice President – Legal Affairs and General Counsel. As of the date of this prospectus, Mr. Johnson held 90,375 shares of our common stock and options to purchase 430,200 shares of our common stock.

EXPERTS

     The financial statements incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 2 to the consolidated financial statements), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

•	Our Form 10-K for the fiscal year ended December 31, 2003;

•	Our Form 10-Q for the quarter ended March 31, 2004;

•	Our definitive proxy statement relating to our annual shareholders’ meeting, which was filed on March 24, 2004;

•	Our Current Reports on Form 8-K, which were filed on January 30, February 26, April 2 (as amended on May 10), April 30 and May 14, 2004; and

•	The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104-2860, telephone (206) 701-2000.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of common stock to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus or the prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.